As filed with the Securities and Exchange Commission on March 29, 2016

Registration No. 333-206057

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

ON

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ContraFect Corporation

(Exact name of registrant as specified in its charter)

Delaware	2834	39-2072586
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

28 Wells Avenue, Third Floor

Yonkers, New York 10701

(914) 207-2300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Natalie Bogdanos, General Counsel and Corporate Secretary

ContraFect Corporation

28 Wells Avenue, Third Floor

Yonkers, New York 10701

(914) 207-2300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Peter N. Handrinos

Gregory P. Rodgers

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

+1 (212) 906-1200

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

On August 3, 2015, in accordance with the terms of the Registration Rights Agreement between ContraFect Corporation (“ContraFect” or the “Company”) and the investors in a private placement of securities to institutional investors that closed on June 12, 2015 (the “PIPE”), ContraFect filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-3 (No. 333-206057), which was declared effective by the SEC on September 28, 2015 (the “Form S-3”). The Form S-3 was filed to register the resale from time to time by the selling stockholders identified therein of shares of the Company’s common stock, par value $0.0001 per share, including shares of common stock issuable upon exercise of certain warrants.

This Post-Effective Amendment No. 2 to Form S-3 on Form S-1 is being filed to convert the Form S-3 into a Registration Statement on Form S-1, and contains an updated prospectus relating to the offering and sale of the shares of common stock that were registered for resale on the Form S-3.

All applicable registration and filing fees were paid by the Company in connection with filing the Form S-3.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated March 29, 2016

Shares of Common Stock

This prospectus covers the offer and sale, from time to time, by the selling stockholders identified herein of 7,186,757 shares of our common stock, par value $0.0001 per share (the “Shares”). This total maximum amount of Shares includes up to: (i) 4,728,128 Shares that the selling stockholders were issued in a private placement that closed on June 12, 2015 (the “PIPE Shares”); (ii) 2,364,066 Shares issuable upon exercise of warrants we issued to investors in conjunction with the sale of the PIPE Shares (the “Investor Warrants”); and (iii) 94,563 Shares issuable upon exercise of warrants we issued to a placement agent as additional compensation in connection with the issuance of the PIPE Shares and Investor Warrants (the “Placement Agent Warrants” and, together with the Investor Warrants, the “PIPE Warrants”). The PIPE Shares and the Shares issuable upon exercise of the PIPE Warrants are being registered herein under the terms of a registration rights agreement (the “Registration Rights Agreement”) executed in connection with the sale of such securities in a private placement transaction. To the extent the Shares offered by this prospectus are not issued pursuant to the terms of the PIPE Warrants, we will deregister them. We have agreed to pay all expenses in connection with the registration of the PIPE Shares and the Shares underlying the PIPE Warrants by the selling stockholders named herein. See “Selling Stockholders.”

The Shares and our Class A Warrants are listed on the NASDAQ Capital Market under the symbols “CFRX” and “CFRXW,” respectively.

The selling stockholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” for additional information. We will not receive any proceeds from the sale of any securities by selling stockholders.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, may be described in a supplement to this prospectus. You should read this prospectus and each applicable prospectus supplement carefully before you invest.

See the “Risk Factors” section of this prospectus on page 5, and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 15, 2016, which is incorporated by reference herein, for certain risks that you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities nor passed upon the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2016.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement on Form S-1 that we have filed with the SEC. From time to time, we may file one or more prospectus supplements to add, update or change information included in this prospectus.

We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” before buying any of the securities being offered.

You should rely only on the information provided in this prospectus or documents incorporated by reference into this prospectus. We have not, and the selling stockholders have not, authorized anyone to provide you with different information. This prospectus covers offers and sales of our securities only in jurisdictions in which such offers and sales are permitted.

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front cover of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus and any prospectus supplement. We have filed, and plan to continue to file, other documents with the SEC that contain information about us and our business. Also, we will file legal documents that control the terms of the securities offered by this prospectus as exhibits to the reports that we file with the SEC. The registration statement and other reports can be read at the SEC Internet site or at the SEC offices mentioned under the heading “Available Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Available Information.”

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended (“Securities Act”), with respect to the securities covered by this prospectus. This prospectus, which is a part of such registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http://www.contrafect.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 15, 2016;

•	Our Current Reports on Form 8-K filed with the SEC on January 20, 2016, March 15, 2016, March 22, 2016 and March 25, 2016; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on July 28, 2014.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Written or telephone requests should be directed to ContraFect Corporation, Attn: General Counsel, 28 Wells Avenue, 3rd Floor, Yonkers, NY 10701; telephone +1 (914) 207-2300.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we incorporate by reference into it, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by their use of words such as “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may” and “assume,” as well as variations of such words and similar expressions referring to the future.

Forward-looking statements involve certain risks and uncertainties, many of which are beyond our control. If any of those risks and uncertainties materialize, actual results could differ materially from those discussed in any such forward-looking statement. Among the factors that could cause actual results to differ materially from those discussed in forward-looking statements are those discussed under the heading “Risk Factors” below, those discussed under the heading “Risk Factors” and in other sections of our Annual Report on Form 10-K for the year ended December 31, 2015, as well as in our other reports filed from time to time with the SEC that are incorporated by reference into this prospectus. See “Available Information” and “Incorporation of Certain Information by Reference” for information about how to obtain copies of those documents.

All forward-looking statements in this prospectus and the documents incorporated by reference into it are made only as of the date of the document in which they are contained, based on information available to us as of the date of that document, and we caution you not to place undue reliance on forward-looking statements in light of the risks and uncertainties associated with them. Except as required by law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, incorporated by reference herein, as well as other risk factors described under “Risk Factors” in any prospectus supplement and under a similar heading in other documents that are incorporated by reference in this prospectus. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks or uncertainties. The risks and uncertainties described or incorporated by reference in this prospectus are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occur, our business, financial condition and results of operations may be adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

CONTRAFECT CORPORATION

We are a clinical-stage biotechnology company focused on discovering and developing therapeutic protein and antibody products for the treatment of life-threatening infectious diseases, including those caused by drug-resistant pathogens, particularly those treated in hospital settings. Drug-resistant infections account for two million illnesses in the United States and 700,000 deaths worldwide each year. We intend to address drug-resistant infections using product candidates from our lysin and monoclonal antibody platforms that target conserved regions of either bacteria or viruses. Lysins are enzymes derived from naturally occurring bacteriophage which are viruses that infect bacteria. When recombinantly produced and then applied to bacteria, lysins cleave a key component of the target bacteria’s peptidoglycan cell wall, which results in rapid bacterial cell death. Lysins kill bacteria faster than conventional antibiotics, which typically require bacterial cell division and metabolism in order to kill or stop the growth of bacteria. We believe that the properties of our lysins will make them suitable for targeting antibiotic-resistant organisms, such as Staphylococcus aureus which causes serious infections such as bacteremia, pneumonia and osteomyelitis. In addition, our lysins have demonstrated the ability to clear biofilms in animal models, and we believe they may be useful for the treatment of biofilm-related infections in prosthetic joints, indwelling devices and catheters. Beyond our lysin programs, we are exploring therapies using monoclonal antibodies (“mAbs”) designed to bind to viral targets. Our approach to antibody therapy employs a combination of multiple mAbs to either achieve greater efficacy or provide broader coverage across pathogenic strains.

We were incorporated under the laws of the State of Delaware in March 2008. Our principal executive offices are located at 28 Wells Avenue, 3rd Floor, Yonkers, NY 10701, and our telephone number is (914) 207-2300. Our website address is www.contrafect.com. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities. Our securities trade on the NASDAQ Capital Market under the symbols “CFRX” and “CFRXW.”

USE OF PROCEEDS

We will not receive any of the proceeds from any sale or other disposition of the Shares covered by this prospectus. We will receive proceeds upon any exercise of the Investor Warrants for which underlying Shares of common stock are being registered for resale hereunder. Assuming full exercise of the Investor Warrants, we will receive proceeds of approximately $18.9 million. We currently intend to use the proceeds from any such warrant exercise for working capital and general corporate purposes. The amount and timing of our actual use of proceeds may vary significantly depending upon numerous factors, including the actual amount of proceeds we receive and the timing of when we receive such proceeds. In addition, the Placement Agent Warrants provide that they may be exercised on a cashless basis according to their terms. We will not receive any proceeds as a result of Placement Agent Warrants that are exercised on a cashless basis.

SUPPLEMENTAL INFORMATION

As of the end of our fiscal year ended December 31, 2015, we no longer qualified as a “smaller reporting company,” as defined in Rule 12b-2 of the Exchange Act. The disclosure in this section is incremental to the disclosure contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (the “2015 10-K”), which is incorporated by reference in this prospectus, and is intended to supplement certain sections of our 2015 10-K wherein we took advantage of the scaled disclosure requirements available to companies transitioning out of smaller reporting company status.

Contractual Obligations

The following summarizes our known contractual obligations as of December 31, 2015:

Contractual Obligations	Total	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years
Operating lease obligations (1)	$11,425,691	$851,895	$1,755,244	$1,826,156	$6,992,396
License and sponsored research agreements (2)	1,450,044	540,044	310,000	400,000	200,000

Total obligations	$12,875,735	$1,391,939	$2,065,244	$2,226,156	$7,192,396

(1)	Represents future minimum lease payments under non-cancelable operating leases for our current facilities in Yonkers, New York which expire in 2027. The minimum lease payments above do not include certain utility costs, common area maintenance charges or real estate taxes.
(2)	Represents certain amounts payable under our licenses and sponsored research agreements with The Rockefeller University and Trellis Bioscience LLC.

We enter into contracts in the normal course of business with contract research organizations, or CROs, for clinical trials, clinical supply manufacturing, non-clinical and preclinical studies and for other services and products for operating purposes. These contracts generally provide for termination on notice, and therefore are cancelable contracts and not included in the table of contractual obligations.

The contractual obligations table also does not include any potential contingent payments upon the achievement by us of specified clinical, regulatory and commercial events, as applicable, or royalty payments we may be required to make under license agreements we have entered into with The Rockefeller University and Trellis Bioscience LLC. The occurrence and timing of these events are difficult to predict and subject to significant uncertainty. Since we are unable to reliably estimate the timing and amounts of such milestone and royalty payments, or whether they will occur at all, these contingent payments have been excluded from the table above. See “Note 15—Notes to Financial Statements” on Page F-25 of our 2015 10-K for additional information.

Quantitative and Qualitative Disclosures about Market Risk

Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of U.S. interest rates. As of December 31, 2015, we had cash, cash equivalents and marketable securities of $32.9 million. Because of the short-term maturities of our cash equivalents and marketable securities, we do not believe that an increase in market rates would have any significant impact on the fair value of our cash equivalents or marketable securities. If a 10% change in interest rates were to have immediately occurred on December 31, 2015, this change would not have had a material effect on the fair value of our investment portfolio as of that date.

While we believe our cash, cash equivalents and marketable securities do not contain excessive credit or liquidity risk, we cannot provide absolute assurance that in the future our investments will not be subject to adverse changes in market value. In addition, we maintain significant amounts of cash and cash equivalents at one or more financial institutions that are in excess of federally insured limits.

We do not own any derivative financial instruments. Accordingly, we do not believe that there is any material market risk exposure with respect to derivative, foreign currency or other financial instruments that would require disclosure under this item.

Selected Quarterly Financial Data (Unaudited)

	Quarter Ended
	March 31	June 30	September 30	December 31
2015:
Loss from operations	$(4,695,076)	$(7,163,771)	$(5,719,260)	$(7,487,230)
Net loss	$(4,851,763)	$(7,116,340)	$(5,564,520)	$(7,588,341)
Net loss attributable to common shareholders	$(4,851,763)	$(7,116,340)	$(5,564,520)	$(7,588,341)
Net loss per share of common stock, basic and diluted	$(0.24)	$(0.33)	$(0.22)	$(0.28)
Weighted average shares of common stock outstanding	20,221,463	21,244,276	25,080,838	26,678,800

2014:
Loss from operations	$(4,787,964)	$(2,680,438)	$(4,638,526)	$(4,828,983)
Net loss	$(5,212,812)	$(3,801,923)	$(16,397,678)	$(4,736,671)
Net loss attributable to common shareholders	$(5,212,812)	$(8,270,375)	$(16,397,678)	$(4,736,671)
Net loss per share of common stock, basic and diluted	$(5.15)	$(8.17)	$(1.22)	$(0.23)
Weighted average shares of common stock outstanding	1,011,997	1,011,997	13,403,595	20,207,191

Basic and diluted net loss per common share amounts for each quarter and full year are calculated separately. Accordingly, quarterly amounts may not add to the annual amount because of differences in the weighted-average common shares outstanding during each period principally due to our issuance of common stock during the year.

SELLING STOCKHOLDERS

The registration statement of which this prospectus forms a part has been filed to permit certain selling stockholders to resell to the public their PIPE Shares and authorized but unissued Shares underlying the PIPE Warrants from time to time, as well as any common stock that we may issue or may be issuable by reason of any stock split, stock dividend or similar transaction involving these securities. We will pay all registration expenses (other than underwriting discounts and commissions and transfer taxes) for such sales.

Each Investor Warrant represents the right of the holder to purchase Shares at a price of $8.00 per Share. The Investor Warrants are exercisable, in whole or in part, at any time prior to June 12, 2018. Each Placement Agent Warrant represents the right of the holder to purchase Shares at a price of $4.65 per Share. The Placement Agent Warrants are exercisable, in whole or in part, at any time prior to June 12, 2020. The PIPE Warrants provide for certain adjustments that may be made to the exercise price and the number of Shares issuable upon exercise due to future corporate events or otherwise. In the case of certain fundamental transactions affecting us, the holders of the PIPE Warrants, upon exercise of the PIPE Warrants after such fundamental transaction, have the right to receive, in lieu of the Shares, the same amount and kind of securities, cash or property such holder would have been entitled to receive upon the occurrence of the fundamental transaction had the PIPE Warrants been exercised immediately prior to such fundamental transaction. The Placement Agent Warrants contain a “cashless exercise” feature that allows the holders to exercise the Placement Agent Warrants without a cash payment to us upon the terms set forth therein.

The Shares being offered by the selling stockholders are the PIPE Shares and those issuable to the selling stockholders pursuant to the terms of the PIPE Warrants. Except for (i) the ownership of the PIPE Shares and PIPE Warrants and (ii) the holders of the Placement Agent Warrants being a placement agent in connection with the issuance of the PIPE Shares and Investor Warrants, the selling stockholders holding the PIPE Shares and PIPE Warrants have not had any material relationship with us within the past three years.

The table below sets forth certain information known to us with respect to the beneficial ownership of the Shares held by the selling stockholders as of August 3, 2015. The column titled “Shares Beneficially Owned Prior to this Offering” below lists the number of Shares beneficially owned by each selling stockholder, based on its ownership of the PIPE Shares and PIPE Warrants as of August 3, 2015, assuming the exercise of all such warrants held by the selling stockholders on that date, without regard to any limitations on conversion, amortization, redemption or exercise. For the purposes of the table below, we assume that each selling stockholder will sell all of his or her Shares. However, because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the Shares covered by this prospectus, we cannot determine the actual number of such Shares, if any, that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of Shares that will be held by the selling stockholders upon termination of any particular offering. See “Plan of Distribution.” When we refer to the selling stockholders in this prospectus, we mean the persons listed in the table below, as well as their pledgees, donees, assignees, transferees and successors in interest.

We have based our calculation of beneficial ownership on 27,484,005 Shares issued and outstanding as of March 9, 2016.

Beneficial ownership is determined in accordance with SEC rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities.

All of the Shares reflected in the table are shares of our common stock held or issuable upon the exercise of warrants and all persons listed below have sole voting and investment power with respect to the Shares beneficially owned by them, except to the extent authority is shared by spouses under applicable law. The information is not necessarily indicative of beneficial ownership for any other purpose.

	Shares Beneficially Owned Prior to the Offering		Shares Beneficially Owned After the Offering
Name of Beneficial Owner	Number	Percent	Number	Percent
Angela Dong(1)	3,000	*	0	0
Benjamin Small(2)	17,730	*	0	0
Birchview Fund LLC(3)	177,305	*	0	0
Broadfin Healthcare Master Fund LTD(4)	2,127,659	7.7	0	0
Brookline Group, LLC(5)	21,513	*	0	0
Cormorant Global Healthcare Master Fund LTD(6)	354,609	1.3	0	0
Harris R.L. Lydon Jr.(7)	23,350	*	0	0
Jack W. Schuler(8)	2,127,659	7.7	0	0
Matthew W. Strobeck(9)	505,319	1.8	0	0
Oracle Institutional Partners LP(10)	354,609	1.3	0	0
Oracle Partners LP(11)	1,418,439	5.2	0	0
Richard McCormick(12)	8,865	*	0	0
Scott A. Katzmann(13)	23,350	*	0	0
William B. Buchanan(14)	23,350	*	0	0

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)	Represents Shares beneficially owned in the form of Placement Agent Warrants to purchase 3,000 Shares.
(2)	Represents Shares beneficially owned in the form of 11,820 PIPE Shares and Investor Warrants to purchase 5,910 Shares.
(3)	Represents Shares beneficially owned in the form of 118,203 PIPE Shares and Investor Warrants to purchase 59,102 Shares.
(4)	Represents Shares beneficially owned in the form of 1,418,439 PIPE Shares and Investor Warrants to purchase 709,220 Shares.
(5)	Represents Shares beneficially owned in the form of Placement Agent Warrants to purchase 21,513 Shares.
(6)	Represents Shares beneficially owned in the form of 236,406 PIPE Shares and Investor Warrants to purchase 118,203 Shares.
(7)	Represents Shares beneficially owned in the form of Placement Agent Warrants to purchase 23,350 Shares.
(8)	Represents Shares beneficially owned in the form of 1,418,439 PIPE Shares and Investor Warrants to purchase 709,220 Shares.
(9)	Represents Shares beneficially owned in the form of 336,879 PIPE Shares and Investor Warrants to purchase 168,440 Shares.
(10)	Represents Shares beneficially owned in the form of 236,406 PIPE Shares and Investor Warrants to purchase 118,203 Shares.
(11)	Represents Shares beneficially owned in the form of 945,626 PIPE Shares and Investor Warrants to purchase 472,813 Shares.
(12)	Represents Shares beneficially owned in the form of 5,910 PIPE Shares and Investor Warrants to purchase 2,955 Shares.
(13)	Represents Shares beneficially owned in the form of Placement Agent Warrants to purchase 23,350 Shares.
(14)	Represents Shares beneficially owned in the form of Placement Agent Warrants to purchase 23,350 Shares.

PLAN OF DISTRIBUTION

The selling stockholders, which includes such selling stockholders’ donees, pledgees, transferees or other successors-in-interest, may sell the securities through underwriters or dealers, through agents, directly to one or more purchasers, through a rights offering, or otherwise. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. We will describe the terms of any offering of the securities in a prospectus supplement, information incorporated by reference or a related free writing prospectus, including:

•	the purchase price of the securities and the proceeds received from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;

•	any commissions allowed or paid to agents;

•	any other offering expenses;

•	any securities exchanges on which the securities may be listed;

•	the method of distribution of the securities;

•	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and

•	any other information we think is important.

Only underwriters we name in the prospectus supplement, information incorporated by reference or a related free writing prospectus are underwriters of the securities offered thereby.

The distribution of securities may be effected, from time to time, in one or more transactions, including:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•	in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from the purchasers of the securities. We will not receive any proceeds from the sale of securities by selling stockholders. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement, document incorporated by reference or a related free writing prospectus, as applicable, any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in an offering, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus, and the applicable prospectus supplement and any applicable free writing prospectus, will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, the selling stockholders or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement, document incorporated by reference or a related free writing prospectus, as applicable, the name of the dealer and the terms of the transactions.

The selling stockholders may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement, document incorporated by reference or a related free writing prospectus, as applicable, will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us and the selling stockholders to indemnification against specified liabilities, including liabilities incurred under the Securities Act, or to contribution to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement, document incorporated by reference or a related free writing prospectus, as applicable, will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers or their affiliates may be customers of, engage in transactions with or perform services for us or our affiliates in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Any person participating in the distribution of securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our securities by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our securities to engage in market-making activities with respect to our securities. These restrictions may affect the marketability of our securities and the ability of any person or entity to engage in market-making activities with respect to our securities.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of Shares and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of Shares against certain liabilities, including liabilities arising under the Securities Act.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus. The selling stockholders also may transfer the Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Certain other persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the Shares. If any such activities will occur, they will be described in the applicable prospectus supplement.

The aggregate proceeds to the selling stockholders from the sale of the Shares offered by them will be the purchase price of the Shares less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Shares to be made directly or through agents. We will not receive any of the proceeds from any sales by selling stockholders. Upon any exercise of any warrants specified herein by payment of cash, however, we will receive the exercise price of the warrants. See “Use of Proceeds.”

The selling stockholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act (“Rule 144”), provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the Shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the Shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Shares offered by this prospectus.

With respect to the PIPE Shares and PIPE Warrants, we have agreed with the selling stockholders to keep this registration statement effective until the earliest of (1) two years from the date of effectiveness, (2) such time as all of the PIPE Shares and PIPE Warrants have been publicly sold and (3) the date that all PIPE Shares and PIPE Warrants covered by this registration statement may be sold by non-affiliates without volume or manner-of-sale restrictions under Rule 144, without the requirement for us to be in compliance with the current public information requirements under Rule 144 as determined by our counsel pursuant to a written opinion letter to such effect, addressed and delivered to, and reasonably acceptable to, the transfer agent.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

Shearman & Sterling LLP has passed upon the validity of the securities offered pursuant to this prospectus for us.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2015, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions. Other than the SEC registration fee and the FINRA filing fee, all amounts shown are estimates.

Fee	Total
SEC registration fee	$4,092.00
FINRA filing fee	5,782.27
Nasdaq listing fee	*
Printing	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and registrar fees	*
Miscellaneous	*

Total	$9,874.27

*	Fees and expenses (other than the SEC registration fee and the FINRA filing fee) will depend on the securities offered, the number of issuances and the nature of the offerings, and cannot be estimated at this time.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our amended and restated certificate of incorporation provides that to the fullest extent permitted by the DGCL, none of our directors shall be liable to our company or our stockholders for monetary damages arising from a breach of fiduciary duty owed to our company or our stockholders. In addition, our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

We have entered into indemnification agreements with each of our directors and executive officers in which we have agreed to indemnify, defend and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, from damage arising from the fact that such person is or was an officer or director of our company or our subsidiaries.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The registrant has purchased and intends to maintain insurance on behalf of the registrant and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

In the three years preceding the filing of this registration statement, the registrant has issued the following securities that were not registered under the Securities Act:

(a) Issuances of Securities

From June to October 2013, we issued and sold an aggregate of $11,963,650 of our 8% senior convertible notes due 2015 (the “Notes”) at 100% of face value in a Section 4(a)(2) private placement exempt from registration under the Securities Act. Dr. Sol Barer, who was Chairman of our board of directors, purchased $1,000,000 principal amount of our Notes at 100% of face value and received related warrants. The placement agent received a warrant for the purchase of shares of our common stock equal to 10% of the number of shares into which the Notes would convert on our initial public offering. Subsequently, in connection with our initial public offering, the placement agent forfeited the warrant it received in connection with the issuance of the Notes.

In March 2014, we issued 151,515 shares of our series C-1 preferred stock in exchange for licensed technology in a Section 4(a)(2) private placement exempt from registration under the Securities Act. We also issued and sold an aggregate of $1,155,000 of our Notes at 100% of face value. Dr. Barer, who was Chairman of our board of directors, and Ms. Julia P. Gregory, who was our Chief Executive Officer, purchased $1,000,000 and $25,000 principal amount, respectively, of our Notes at 100% of face value and received related warrants.

In June 2014, we issued and sold an aggregate of $1,881,350 of our Notes at 100% of face value in a Section 4(a)(2) private placement exempt from registration under the Securities Act. Mr. David N. Low, one of our directors, purchased $90,000 principal amount of our Notes at 100% face value and received related warrants. Additionally, Alpha Spring Limited, for which Mr. Zan, who was one of our directors, is the sole director, purchased $831,350 principal amount of our Notes at 100% face value and received related warrants.

The Notes, and all amounts payable thereunder, and all series of the Company’s preferred stock , were automatically converted into common stock of the Company upon consummation of our initial public offering.

On June 12, 2015, the Company completed a private placement of securities to institutional investors (the “PIPE”), whereby the investors received an aggregate of 4,728,128 shares of the Company’s common stock and warrants to purchase an additional 2,364,066 shares of common stock. The warrants are exercisable, in whole or in part, at any time prior to June 12, 2018 and have an exercise price of $8.00 per share. The warrants provide for certain adjustments that may be made to the exercise price and the number of shares issuable upon exercise due to future corporate events or otherwise. The net proceeds of the PIPE, after placement agent fees and other expenses, were approximately $18.3 million.

The Company also issued warrants to purchase up to 189,126 shares of the Company’s common stock to the placement agents as additional compensation for their services in connection with the PIPE. The warrants issued to the placement agents have a term of five years and an exercise price of $4.65.

The securities issued and sold in connection with the PIPE were issued and sold to “accredited investors” (as defined by Rule 501 under the Securities Act) without registration under the Securities Act in reliance upon the exemption provided by Section 4(a)(2) of the Securities Act and Regulation D thereunder and corresponding provisions of state securities laws.

During the year ended December 31, 2015, we issued 497,992 shares of common stock upon exercise of our Class B Warrants and received aggregate proceeds of approximately $2.0 million. The Class B Warrants were part of the units sold in our initial public offering, each unit consisting of one share of common stock, one Class A Warrant to purchase one share of common stock at an exercise price of $4.80 per share and one Class B Warrant to purchase one-half share of common stock at an exercise price of $4.00 per full share.

(b) Stock Option Grants

From inception through July 28, 2014, we issued to certain employees, directors and consultants options to purchase an aggregate of 2,977,024 shares of common stock as of July 28, 2014. As of July 28, 2014, 2,856 options to purchase shares of common stock had been exercised, options to purchase 160,171 shares had been forfeited and options to purchase 2,813,997 shares remained outstanding at a weighted-average exercise price of $5.07 per share. Options exchanged pursuant to the Exchange Offer are excluded from these amounts.

The issuance of stock options and the common stock issuable upon the exercise of such options as described in this section (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated under the Securities Act. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

(c) Warrants

From inception through July 28, 2014, we issued warrants to purchase an aggregate of 4,354,015 shares of common stock as of July 28, 2014. As of July 28, 2014, warrants to purchase 314,277 shares of common stock had been exercised and warrants to purchase 4,039,738 shares of common stock remained outstanding at a weighted-average exercise price of $3.62 per share.

ITEM 16. EXHIBITS

Exhibits

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Filed/ Furnished Herewith
3.1	Amended and Restated Certificate of Incorporation	10-K	001-36577	3.1	March 15, 2016
3.2	Second Amended and Restated Bylaws	8-K	001-36577	3.2	October 29, 2015
4.1	Form of Common Stock Certificate	S-1/A	333-195378	4.1	July 3, 2014
4.2	Class A Warrant Agreement, dated as of July 28, 2014, by and between the Company and American Stock Transfer & Trust Company, LLC	8-K	001-36577	4.5.1	October 29, 2015
4.3	Specimen Class A Warrant Certificate	8-K	001-36577	4.12	October 29, 2015
4.4	Representative’s Warrant, dated August 27, 2014	8-K	001-36577	4.14	October 29, 2015
4.5	Form of Noteholder Warrant	S-1/A	333-195378	4.7	July 3, 2014
4.6	Specimen Unit Certificate	S-1	333-195378	4.8	July 1, 2014
4.7	Form of Indenture	S-3	333-206786	4.1	September 4, 2015
4.8	Form of Investor Warrant	8-K	001-36577	4.1	June 12, 2015
4.9	Form of Placement Agent Warrant	8-K	001-36577	4.2	June 12, 2015
5.1	Opinion of Shearman & Sterling LLP	S-3	333-206057	5.1	August 3, 2015
10.1	License Agreement, between The Rockefeller University and ContraFect Corporation, dated July 12, 2011	S-1	333-195378	10.1	April 18, 2014
10.2	Lease Agreement, between Hudson View Building #3 LLC and ContraFect Corporation, dated December 1, 2010	S-1	333-195378	10.2	April 18, 2014
10.3	Lease Agreement, between Hudson View Building #3 LLC and ContraFect Corporation, dated January 1, 2012	S-1	333-195378	10.3	April 18, 2014
10.4#	Form of Indemnification Agreement	S-1/A	333-195378	10.4	July 1, 2014
10.5#	Employment Agreement by and between ContraFect Corporation and Julia P. Gregory dated April 29, 2014	S-1/A	333-195378	10.6	July 1, 2014
10.6#	Employment Agreement by and between ContraFect Corporation and Michael Wittekind, Ph.D. dated March 6, 2012	S-1	333-195378	10.7	April 18, 2014

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Filed/ Furnished Herewith
10.7	Employment Agreement by and between ContraFect Corporation and Daniel E. Couto, dated March 21, 2011	10-K	001-36577	10.7	March 15, 2016
10.8	Separation and Consulting Agreement by and between ContraFect Corporation and Dr. Barry Kappel, dated April 15, 2015	10-K	001-36577	10.7	March 15, 2016
10.9#	ContraFect Corporation Retention Bonus Plan	S-1	333-195378	10.9	April 18, 2014
10.10#	ContraFect Corporation Retention Bonus Plan Award Agreement	S-1	333-195378	10.10	April 18, 2014
10.11#	ContraFect Corporation Amended and Restated 2008 Equity Incentive Plan	S-1	333-195378	10.11	April 18, 2014
10.12#	ContraFect Corporation Form of Stock Option Agreement	S-1	333-195378	10.12	April 18, 2014
10.13#	ContraFect Corporation 2008 Equity Incentive Plan	S-1	333-195378	10.13	April 18, 2014
10.14#	ContraFect Corporation 2014 Omnibus Incentive Plan	S-1/A	333-195378	10.14	July 1, 2014
10.15	License Agreement, between Trellis Bioscience LLC and ContraFect Corporation, dated January 29, 2014	S-1/A	333-195378	10.15	July 1, 2014
10.16	Amendment to the Trellis License Agreement, dated June 15, 2014	S-1/A	333-195378	10.16	July 1, 2014
10.17	Form of Securities Purchase Agreement between the Company, Benjamin Small, Birchview Fund, LLC, Broadfin Healthcare Master Fund, Ltd., Cormorant Global Healthcare Master Fund, LP, Jack W. Schuler, Matthew W. Strobeck, Oracle Institutional Partners, LP, Oracle Partners, LP, and Richard B. McCormick, dated June 11, 2015	8-K	001-36577	10.17	June 12, 2015
10.18	Form of Registration Rights Agreement among the Company, Brookline Group LLC, Benjamin Small, Birchview Fund, LLC, Broadfin Healthcare Master Fund, Ltd., Cormorant Global Healthcare Master Fund, LP, Jack W. Schuler, Matthew W. Strobeck, Oracle Institutional Partners, LP, Oracle Partners, LP, and Richard B. McCormick, dated June 11, 2015	8-K	001-36577	10.18	June 12, 2015
10.19#	First Amendment to the Employment Agreement by and between ContraFect Corporation and Julia P. Gregory, dated August 10, 2015	8-K	001-36577	10.1	August 13, 2015
10.20#	First Amendment to Employment Agreement by and between the Company and Michael Wittekind, PhD., dated November 12, 2015	10-Q	001-36577	10.2	November 12, 2015
10.21#	First Amendment to Employment Agreement by and between the Company and Daniel E. Couto, dated November 2, 2015	10-K	001-36577	10.21	March 15, 2016
10.22#	Letter Agreement, dated March 21, 2016, between ContraFect Corporation and Steven C. Gilman, Ph.D.	8-K	001-36577	10.1	March 22, 2016
10.23#	Separation Agreement and Release, dated March 25, 2016, between ContraFect Corporation and Julia P. Gregory	8-K	001-36577	10.1	March 25, 2016
23.1	Consent of Shearman & Sterling LLP (included in Exhibit 5.1)	S-3	333-206057	23.1	August 3, 2015
23.2	Consent of Ernst & Young LLP					*
24.1	Powers of Attorney	S-3	333-206057	24.1	August 3, 2015

* Filed herewith.

# Indicates management contract or compensatory plan.

ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(6) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) That, the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Yonkers, State of New York, on March 29, 2016.

CONTRAFECT CORPORATION

By:	/s/ Steven C. Gilman, Ph.D.
Steven C. Gilman, Ph.D.
Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven C. Gilman, Ph.D. Steven C. Gilman, Ph.D.	Interim Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	March 29, 2016

/s/ Michael Messinger Michael Messinger	Vice President, Finance and Chief Accounting Officer (Principal Accounting Officer) (Principal Financial Officer)	March 29, 2016

* Sol Barer, Ph.D.	Lead Independent Director	March 29, 2016

* Isaac Blech	Director	March 29, 2016

* David N. Low, Jr.	Director	March 29, 2016

* Michael J. Otto, Ph.D.	Director	March 29, 2016

* Roger Pomerantz, M.D., F.A.C.P.	Director, Vice Chairman	March 29, 2016

* David A. Scheinberg, M.D., Ph.D.	Director	March 29, 2016

* Cary W. Sucoff	Director	March 29, 2016

* Lawrence Tian	Director	March 29, 2016

*By:	/s/ Michael Messinger
Michael Messinger
Attorney-in-Fact